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                                  EXHIBIT 99.2


                           (FORM OF AFFILIATE LETTER)

                             _________________, 1998


Jack Henry & Associates, Inc.
663 Highway 60
P.O. Box 807
Monett, Missouri  65708

Gentlemen:

         I have been advised as of the date hereof that I may be deemed an "affiliate" ("Affiliate") of Peerless Group, Inc., a Delaware corporation ("Company"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger among the Company, Jack Henry & Associates, Inc., a Delaware corporation ("Jack Henry"), and Peerless Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Jack Henry ("Subsidiary") (the "Merger Agreement"), Subsidiary will be merged with and into Company (the "Merger"), and as a result of the Merger, I will receive shares of common stock of Jack Henry ("Shares").

         In connection with the above transactions, I represent and warrant to Jack Henry and agree that:

         1. I will not make any sale, transfer or other disposition of the Shares in violation of the Act or the Rules and Regulations.

         2. I have no present plan or intent to dispose (other than by bona fide gift) of the Shares acquired by me pursuant to the Merger.

         3. I have been advised that the offering, sale and delivery of the Shares to me pursuant to the Merger will be registered under the Act on a registration statement on Form S-4. I have also been advised, however, that, since I may be deemed to be an Affiliate of Company at the time the Merger Agreement is submitted for a vote of the shareholders of Company, the Shares must be held by me indefinitely, unless (i) such Shares have been registered for distribution under the Act, (ii) a sale of the Shares is made in conformity with the volume and other limitations of Rule 145, or (iii) in the opinion of counsel reasonably acceptable to Jack Henry, some other exemption from registration under the Act is available with respect to any such proposed sale, transfer or other disposition of the Shares.

         4. I have carefully read this letter and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Shares, to the extent I felt necessary, with my counsel or counsel for Company.

         5. I understand that Jack Henry is under no obligation to (i) register the sale, transfer or other disposition of the Shares for sale, transfer or other disposition by me, or (ii) make compliance with an exemption from registration available.

         6. Notwithstanding the other provisions hereof, I agree not to sell, pledge, transfer, or otherwise dispose (other than by bona fide gift) of the Shares, or reduce my risk relative to the Shares in any way, from the date hereof until such time as financial results covering at least thirty (30) days of combined operations of the parties to the Merger have been published within the meaning of Section 201.01 of the Codification of Financial Reporting Policies of the Securities and Exchange Commission ("SEC"). I have not reduced my risk relative to the Shares to date.

         7. I understand that stop transfer instructions will be given to the registrar of the certificates for the Shares and that there will be placed on the certificates for the Shares, or any substitutions therefore, a legend stating in substance:

            "The shares represented by this certificate were issued in a transaction (the acquisition of Peerless Group, Inc.) to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Jack Henry & Associates, Inc., of an opinion of counsel acceptable to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act. The shares represented by this certificate may not be sold or otherwise transferred prior to the publication by Jack Henry & Associates, Inc. of an earnings statement covering at least 30 days of operations subsequent to [the effective date of the Merger]."


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         8. I hereby agree that, for a period of one (1) year following the effective date of the Merger, I will obtain an agreement similar to this Agreement from each transferee of the Shares sold or otherwise transferred by me, but only if such transfer is effected other than in a transaction involving a registered public offering or as a sale pursuant to Rule 145.

         It is understood and agreed that this Agreement will terminate and be of no further force and effect and the legend set forth in Paragraph G above will be removed by delivery of substitute certificates without such legend, and the related transfer restrictions shall be lifted forthwith, if the period of time specified in Paragraph F of this Agreement has passed and (i) my Shares shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf, (ii) I am not at the time an Affiliate of Jack Henry and have held the Shares for at least one (1) year (or such other period as may be prescribed by the Act and the Rules and Regulations) and Jack Henry has filed with the SEC all of the reports it is required to file under the Securities Exchange Act of 1934 as amended, during the preceding twelve (12) months, (iii) I am not and have not been for at least three (3) months an Affiliate of Jack Henry and I have held the Shares for at least two (2) years, or (iv) Jack Henry shall have received a letter from the staff of the SEC, or an opinion of Jack Henry's General Counsel or other counsel reasonably acceptable to Jack Henry to the effect that the stock transfer restrictions and the legend are not required.

         Execution of this letter should not be considered an admission on my part that I am an Affiliate of Company as described in the first paragraph of this letter, or a waiver of any rights I may have to object to any claim that I am such an Affiliate on or after the date of this letter. Should it be established that I am not or, at the time of the Merger, was not an Affiliate of Company or Jack Henry, this letter shall be of no further force or effect.

         This Agreement shall be binding on my heirs, legal representatives and successors.


                                                  Yours very truly,




                                                  Name:
                                                       -------------------------
                                                  Title:
                                                        ------------------------


Accepted as of the _____ day of __________, 1998.


JACK HENRY & ASSOCIATES, INC.


By:
   --------------------------------


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